UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.Name and Address of Reporting Person*
  Vane, Sir John
 "White Angles" 7 Beech Dell, Keston Park
  Kent, United Kingdom BR2 6EP

2. Date of Event Requiring Statement (Month/Day/Year)
   06/26/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol deCODE genetics, Inc. ("DCGN")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


6. If Amendment, Date, of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

---------------------------------------------------------------------------------------
Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities  3. Ownership Form: Direct     4. Nature of Indirect
   (Instr. 4)               Beneficially Owned       (D) or Indirect (I)           Beneficial Ownership
                            (Instr. 4)               (Instr. 5)                    (Instr. 5)

-----------------------------------------------------------------------------------------------------------------
Common Stock                30,000                    D
-----------------------------------------------------------------------------------------------------------------
=================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the for is filed by more than one reporting person, see 5(b)(v).





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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===========================================================================================
1. Title of Deri-   2. Date Exer-       3. Title and   4. Conver-     5. Owner- 6. Nature of Indirect
   vate Security       cisable and         Amount of      sion or        Ship      Beneficial Ownership
   (Instr. 4)          Expiration          Underlying     Exercise       Form of   (Instr. 5)
                       Date                Derivative     Price of       Deriv-
                       (Month/Day/Year)    Security       Deri-          ative
                                           (Instr. 4)     vative         Security:
                                                          Security       Direct
                                         Title   Amount                  (D) or
                      Date    Expira-            or                      Indirect
                      Exer-   tion               Number                  (I)
                      cisable Date               of                      (Instr. 5)
                                                 Shares

---------------------------------------------------------------------------------------------------------
Option (right to buy) 12/1/99  12/1/09   Common   15,000  $18.29          D
                                         Stock
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

=====================================================================================

Explanation of Responses:



/s/ Sir John Vane                                           6/23/00
-------------------------------------             -------------------------
  **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.